O2Boost, LLC

Using cutting-edge, patented technology, O2Boost LLC creates oxygen-packed supplements from a non-gaseous, stabilized form of oxygen. Safe. Effective. Revolutionary.


ENERGY . FITNESS . QUALITY OF LIFE
CLINIC
O2Boost, LLC
Bringing oxygen on demand for better health outcomes.

Invest

$100 minimum investment

DEADLINE: February 20, 2023

in 2 months

UNIT PRICE

$5

TOTAL RAISED

$43,420

VALUATION

$25,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

OVERVIEW

Oxygen, a key building block of life, is essential to sustain a healthy body.

You're breathing oxygen nearly every second of every day and it's clearly very important to sustain life. Oxygen fuels our cells and helps provide the basic building blocks that our bodies need to survive. So important is oxygen that even where optimum water, protein, vitamin and mineral intake is maintained, poor health will still exist if there's an oxygen deficiency.

O2Boost, LLC provides oxygenating products for people in all walks of life and all stages of health. Products are particularly effective in raising low oxygen levels that can occur during illness, activity, sleep or at altitude, affecting mental clarity, energy levels, and general fitness.

O2Boost, LLC is a wholly-owned subsidiary of **Hemotek, LLC**, the exclusive manufacturer of a patented, novel powdered form of oxygen called Ox66®.

HIGHLIGHTS

- Ox66® has been tested for safety and efficacy and is backed by the following patents:
  - *US 9,980,909 B2: Oxygen-Enabled Composition (Chlorine Free)*
  - *US 9,950,006 B2: Nutraceutical Containing an Oxygen-Enabled Composition*
  - *US 10,137,146 B2: An Oxygen-Enabled Composition*
- O2Boost holds the exclusive, world-wide license rights to use Ox66® as an ingredient for nutritional and dietary supplement products
- Products are designed to work within minutes. Easily formulated, packaged and transported; remain stable in all temperatures; and above all, delivers O2 as claimed
- O2Boost successfully soft-launched the first product, O2Boost® Oxygen Supplement capsules.
- Combined size of key markets for O2Boost (respiratory, dietary supplements, sports/energy) is over $500 billion, with expected growth to continue through 2030

"I was highly anemic before I had surgery. I took the powdered oxygen product before and after surgery and it proved to be just what I needed for an energy boost with no side effects."

- Julia F.
Viriginia

PROBLEM

Everyone needs oxygen. Oxygen is one of the basic building blocks of life that humans need to survive. It is so critical to survival that, even at the cellular level, all nucleated cells in the body can sense oxygen.

Whether you're an elite athlete, fitness guru, or everyday person... oxygen levels can be reduced by exercise, stress, illness, or other comorbidity factors.

The need for optimum oxygen level is critical, and given the high demand increase during the last several years, in large part due to the rise in Respiratory Dysfunction, supplemental oxygen remains an often inaccessible luxury for many, particularly in the poorest countries and remote locations.


Respiratory Dysfunction
ARDS
COVID-19
Pneumonia
Asthma
COPD
Bronchitis

Currently, we believe there aren't a lot of safe, easily accessible, and affordable products that provide additional oxygen on demand. Alternatives may include:

Hyperbaric Oxygen Therapy (HBOT)

Not easily accessible, expensive, risks include barotraumatic lesions (middle ear, nasal sinuses, inner ear, lung, and teeth), oxygen toxicity (central nervous system, lung), confinement anxiety, and ocular effects (myopia, cataract growth).

Blood Transfusion

Not accessible and expensive, risk of procedure not going well, short shelf life, special handling for storage and logistics, must match blood type, short supply, trained medical personnel required to administer.

Claimed Oxygen Supplements

Products claim to provide oxygen but do not have definitive research to back them up, or actually do have some benefit by providing vitamins and minerals that could help with blood flow but clearly cannot deliver oxygen such as O2Boost products can.

The importance of oxygen cannot be overstated, especially in this era of viral pandemics. Oxygen is vital to the immune system, memory, thinking, concentration and sight; relieves muscle stiffness, supports athletic performance; provides a natural remedy for headaches, migraines, and hangovers; promotes healing; counters aging; and of course, is critical for energy production.

O2Boost products are effective, easily available, and affordable, providing additional oxygen on demand, accessible for all.


boost
your
immune
system
O2BOOST
Oxygen Supplement
OXYGEN
DIETARY SUPPLEMENT
HEALTH, PERFORMANCE, RECOVERY, AND ENERGY!
OXYGEN - One of the Building Blocks of LIFE!
30 CAPSULES

SOLUTION

O2Boost products, both current and future, are focused on providing additional oxygen when oxygen levels are reducing.

What's our secret? Ox66®, aka Powdered Oxygen™

- Patent-backed, tested for over a decade for safety and efficacy
- Proven by clinical and *in vivo* studies to deliver oxygen
- Safely delivers oxygen to the body in a non-gaseous, stabilized form
- Remains stable, does not turn gaseous, when mixed with water, plasma, or liquids


oxygen
8
Ox66®



Ox66® is formed as a molecular clathrate structure, each molecule carries 100% O_2 or diatomic oxygen. Absorption occurs in the digestive tract, allowing 100% of the released oxygen to quickly move into blood, organs, cells; enhancing ATP and supporting mitochondrial function necessary for good health.

> **"I set a goal to cycle 100 miles on my 55th birthday, something I have never done before. I made O2Boost part of my nutrition plan and on Tuesday, set out on my ride. Seven hours, eighteen minutes later and one flat tire, I successfully completed 101.5 miles. O2Boost will be part of my nutrition plan going forward."**
>
> *- Greg U.*
> *Maryland*

BUSINESS MODEL

O2Boost's go-to-market strategy follows both direct and indirect sales with a focus first in the USA, with international market expansion planned in 2023.

Product pricing allows for channel partners to act as distributors and resellers to the retail market, while O2Boost sells direct to consumers via sales representatives and online from o2boost66.com and other social media platforms.


B2B
B2C

MARKETS

1) Respiratory ($143B)

The most common respiratory issues are asthma, pulmonary hypertension, and COPD; all can affect any segment of the almost 8 billion members of our global community.

The global chronic respiratory diseases treatment market size was worth around $143 billion in 2021 and is predicted to grow to around $300 billion by 2028 with a compound annual growth rate (CAGR) of roughly 17.5% between 2022 and 2028.

2) Dietary supplements ($151.9B)

The unprecedented outbreak of the COVID-19 pandemic has affected the entire globe, causing the dietary supplement space to see a surge in demand for immunity-boosting supplements.

The global dietary supplements market size was valued at $151.9 billion in 2021 and is expected to expand at a compound annual growth rate (CAGR) of 8.9% from 2022 to 2030.

3) Sports & Energy ($206.3B)

The sports & energy areas for O2Boost includes supplements, drinks, pre & post workout, and nutritional products.

The global sports nutrition market size was valued at $40.0 billion in 2021 and is expected to expand at a compound annual growth rate (CAGR) of 8.5% from 2022 to 2030.

The energy & sports drinks segment amounts to $166.30 billion in 2022 and is expected to grow annually by 7.97% (CAGR 2022-2026), providing a solid platform for O2Boost LLC growth both now and in the future.



"O2Boost has been a game changer in my strength and cardio training. I've noticed that I can lift heavier and run longer/faster when I take it 30-45 minutes prior to working out. My Spartan Race times have improved and I don't find myself with burning lungs or gasping for breath!"

- Morgan C.
Florida

OUR ROOTS

Hemotek, LLC is a USA-based, veteran-owned company, the exclusive manufacturer of a novel powdered form of oxygen called Ox66®. **O2Boost, LLC** is a wholly-owned subsidiary of Hemotek.

Hemotek's Mission *is to ease suffering, enable cures for disease, and improve quality of life for humanity.*

Hemotek's journey began in 2009 with the aim to use Ox66® to extend the 'Golden Hour' – the critical period of time immediately after a traumatic injury during which there is high likelihood that with prompt medical care death can be prevented. Often this traumatic event includes blood loss; but a person doesn't actually die of blood loss, rather loss of oxygen.

Hemotek's founder was keenly aware of the urgent need for oxygen on the battlefield and began research with Ox66® as a resuscitative fluid. Research results showed extremely encouraging results, both orally and via IV. However, the road is long and the cost is high, and while Hemotek is following the FDA required path for medically approved uses, it became clear that this amazing oxygenating product could effectively be used today in dietary supplements and nutritional products. As a result, in 2022, O2Boost LLC was formed.

For over a decade Ox66® has been extensively tested for numerous uses, proven non-toxic and effective, currently carries patents for medical and non-medical uses for humans, animals, and agricultural.

Hemotek is dedicated to the research, development & commercialization of oxygen products to include oxygenated therapeutics, from prevention to treatment, through a novel and superior approach of providing oxygen to all living things.

PRESS & RESEARCH

- **ScienceDirect**
  Oral ingestion of a novel oxygenating compound, Ox66®, is non-toxic and has the potential to increase oxygenation
- **National Library of Medicine; Artificial Cells, Nanomedicine, and Biotechnology**
  Gavage approach to oxygen supplementation with oxygen therapeutic Ox66™ in a hypoventilation rodent model of respiratory distress
- **National Library of Medicine; Military Medicine**
  Evaluation of an Injectable, Solid-State, Oxygen-Delivering Compound (Ox66) in a Rodent Model of Pulmonary Dysfunction-Induced Hypoxia
- **National Library of Medicine; Toxicology In Vitro**
  Evaluating a novel oxygenating therapeutic for its potential use in the advancement of wound healing
- **EIN Presswire**
  Hemotek's Powdered Oxygen Ox66® Successfully Tested as a Respiratory Therapeutic
  Hemotek Signs Support Agreement with ASK Telemarketing
- **Doug Kaufmann's Know the Cause**
  KTC Hemotek
- **Health By Nature (HBN)**
  National Sponsors

TEAM



Brooks Bash

CEO

Lieutenant General (Ret) Brooks Bash, USAF is the CEO of O2Boost, LLC. Brooks brings decades of experience leading commercial and large, complex organizations, with extensive experience building and managing large capital funds. He served as the Director for the $600B Defense Health & Logistics enterprise; as White House National Security Council Deputy Executive Secretary for the Clinton and then the Bush administration. Prior to O2Boost, he was President of Western Global Airlines. He led this start-up's transformation to nearly $400m in turnover, with EBITDA compound annual growth rate of 50%.



Leslie Peters

President

Leslie is an experienced C-level executive, with a strong focus on applying critical thinking for structuring and executing mission critical business processes and strategies. Leslie oversees finance, strategy, corporate development, operations, and partnerships at O2Boost. She supports the entirety of corporate strategy, sales and marketing, operations, and product development.

Most recently, she was the CEO of a start-up company that deployed additive manufacturing technology for products developed and designed in partnership with Lockheed Martin's Skunk Works; creating products slated for some of the world's most influential organizations including DoD, UN, NASA, and 70+ militaries and commercial entities around the world. With a broad background across all aspects of corporate leadership and a fundamental understanding of business, Leslie builds and leads high performing corporate teams that create maximum business impact and value.

USE OF PROCEEDS

If the offering's maximum amount of $3,000,000 is raised:

Use	Value	% of Proceeds
Targeted marketing, advertising and promotion	$625,850	20.9%
Hiring of infrastructure support, sales & marketer	$419,000	14.0%
Product material, COGS	$777,000	25.9%
Facility, R&D lab for product development	$703,000	23.4%
Management compensation	$328,150	10.9%
Intermediary fees	$147,000	4.9%

TERMS

This is an offering of Class A Units, under registration exemption 4(a)(6), in O2Boost, LLC. This offering must raise at least $10,000 by February 20, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. O2Boost, LLC may issue additional securities to raise up to $3,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,600,000 units
× $5 per unit

$28,000,000 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 24, 2022
- Form C/A on October 27, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

Dec 5, 2022	Everybody needs oxygen. In fact, every tissue...
Nov 9, 2022	O2Boost LLC Reaches First Fundraising...
Oct 27, 2022	Filed Form C/A
Oct 24, 2022	Primary offering of 600,000 units at $5
Oct 24, 2022	Filed Form C

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